UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 23, 2010

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

(Address of principal executive offices, including zip code)

(610) 558-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Indenture

Endo Pharmaceuticals Holdings Inc. (the “Company”) entered into an indenture, dated as of November 23, 2010 (the “Indenture”), among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, which governs the terms of the Company’s $400 million aggregate principal amount of 7.00% Senior Notes due 2020 (the “Notes”).

The Notes were issued in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. The Notes are senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries.

The Notes bear interest at a rate of 7.00% per year, accruing from November 23, 2010. Interest on the Notes is payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2011. The Notes will mature on December 15, 2020, subject to earlier repurchase or redemption in accordance with the terms of the Indenture.

The Company may redeem some or all of the Notes at any time prior to December 15, 2015 at a price equal to 100.0% of the principal amount of the Notes redeemed plus accrued and unpaid interest and additional interest, if any, to the redemption date and an applicable make-whole premium set forth in the Indenture. On or after December 15, 2015, the Company may redeem some or all of the Notes at any time at redemption prices set forth in the Indenture, plus accrued and unpaid interest and additional interest, if any, to the redemption date. In addition, at any time prior to December 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a specified redemption price set forth in the Indenture, plus accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds of certain equity offerings. If the Company experiences certain change of control events, it must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the repurchase date.

The Indenture contains covenants that, among other things, restrict the Company’s ability and the ability of certain of its subsidiaries to incur certain additional indebtedness and issue preferred stock; make certain dividends, distributions, investments and other restricted payments; sell certain assets; agree to payment restrictions on the Company’s subsidiaries; create certain liens; enter into transactions with affiliates; designate subsidiaries as unrestricted subsidiaries; and consolidate, merge or sell substantially all of the Company’s assets. These covenants are subject to a number of important exceptions and qualifications, including the fall away or revision of certain of these covenants upon the Notes receiving investment grade credit ratings.

The Company intends to use the net proceeds of the Notes offering to partially finance the pending acquisition of Qualitest Pharmaceuticals, and to pay related fees and expenses. If the acquisition of Qualitest is not consummated, the proceeds from the Notes offering will instead be used for general corporate purposes.

The foregoing summary of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Indenture and the Notes, copies of which are filed with this Form 8-K as Exhibits 4.1 and 4.2 and are incorporated herein by reference.

Registration Rights

In connection with the issuance of the Notes, the Company entered into a registration rights agreement, dated as of November 23, 2010, with J.P. Morgan Securities LLC, as representative of the initial purchasers (“Initial Purchasers”) of the Notes (the “Registration Rights Agreement”). Under the Registration Rights Agreement, on or prior to 270 days after November 23, 2010, the Company will be required to complete an offer to exchange the Notes for new notes having terms substantially identical in all material respects to those of the Notes (except the new notes will not contain terms with respect to transfer restrictions) pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”) or, under specified circumstances, to file a shelf registration statement with the SEC covering resales of the Notes. The Company may be required to pay additional interest if it fails to comply with the registration and exchange requirements set forth in the Registration Rights Agreement.

The foregoing summary of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is filed with this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Parties to the Registration Rights Agreement and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 with respect to the Notes is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture, dated November 23, 2010, among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 7.00% Senior Notes due 2020 (included in Exhibit 4.1).

10.1	Registration Rights Agreement, dated November 23, 2010, by and between Endo Pharmaceuticals Holdings Inc., the guarantors named therein and J.P. Morgan Securities LLC, as representative of several initial purchasers of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: November 23, 2010

EXHIBIT LIST

Exhibit No.	Description

4.1	Indenture, dated November 23, 2010, among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 7.00% Senior Notes due 2020 (included in Exhibit 4.1).

10.1	Registration Rights Agreement, dated November 23, 2010, by and between Endo Pharmaceuticals Holdings Inc., the guarantors named therein and J.P. Morgan Securities LLC, as representative of several initial purchasers of the Notes.